Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS;
EPS $0.35 PER SHARE; ADJUSTED EPS $0.39 PER SHARE EXCLUDING ITEMS;
REITERATES 2009 OUTLOOK

WELLINGTON, FL, July 28, 2009 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced second quarter 2009 financial results.

SECOND QUARTER HIGHLIGHTS

•
2009 second quarter revenues of $474.8 million declined 30.1 percent as compared with second quarter 2008 proforma revenues.  Proforma second quarter 2008 results include the results of the acquired Honeywell Consumables Solutions distribution business (HCS), as if the acquisition had occurred on January 1, 2008.

•
2009 second quarter adjusted operating earnings were $79.9 million.  Adjusted operating earnings exclude $6.0 million of acquisition, integration and transition (AIT) costs related to the HCS acquisition.  Adjusted operating earnings declined by 25.2 percent as compared with second quarter 2008 proforma operating earnings of $106.8 million.  Second quarter 2009 adjusted operating margin of 16.8 percent expanded 110 basis points as compared with proforma operating margin in the prior year period.

•	2009 second quarter net earnings were $34.7 million or $0.35 per diluted share. Adjusted net earnings, which exclude AIT costs, were $38.7 million or $0.39 per diluted share.
•	2009 second quarter free cash flow of $28.5 million represented a free cash flow conversion rate of 82.1 percent of net earnings.

SECOND QUARTER CONSOLIDATED RESULTS

Revenues for the second quarter of $474.8 million declined by $204.8 million, or 30.1 percent, as compared with proforma revenues of $679.6 million in the second quarter of the prior year.  The $204.8 million decrease in consolidated revenues was the result of an $84.4 million, or 30.0 percent, decrease in revenues at the consumables management segment, a $102.3 million, or 31.4 percent, decrease in revenues at the commercial aircraft segment, and an $18.1 million, or 25.0 percent, decrease in revenues at the business jet segment.

2009 second quarter adjusted operating earnings and adjusted operating margin, which exclude $6.0 million of AIT costs, were $79.9 million and 16.8 percent, respectively, as compared with second quarter 2008 proforma operating earnings and proforma operating margin of $106.8 million and 15.7 percent, respectively.  Second quarter 2009 adjusted operating margin expanded 110 basis points as compared with proforma operating margin in the prior year period.

2009 second quarter net earnings were $34.7 million or $0.35 per diluted share. Adjusted net earnings, which exclude AIT costs, were $38.7 million or $0.39 per diluted share.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc. said, “As reported earlier, airlines, MRO’s and aerospace manufacturers have implemented stringent cash conservation measures, including retrofit program pushouts, aircraft refurbishment deferrals and inventory destocking, all of which caused the 30 percent decline in B/E Aerospace revenues during the quarter.  Despite the difficult operating conditions, we generated quarterly earnings of $0.35 per share, were able to maintain healthy operating margins, and generated free cash flow of $28.5 million during the quarter resulting in a free cash flow conversion rate of approximately 82 percent.”

Amounts presented in this earnings release on a proforma basis have been calculated as if the HCS acquisition had occurred on January 1, 2008.  See the table in “Second Quarter Segment Results” and “Six-Month Segment Results” for a presentation of the actual and proforma amounts for the second quarter of 2008 and for the first six months of 2008.  Additionally, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted net earnings per diluted share, free cash flow and free cash flow conversion rate are non-GAAP financial measures.  For more information see "Reconciliation of Non-GAAP Financial Measures."

References to “AIT costs” in this news release refer to the acquisition, integration and transition expenses related to the integration of the HCS business with the company’s consumables management segment.

SECOND QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of net sales and operating earnings by segment on an as reported and proforma basis:

	NET SALES
	Three Months Ended June 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables Management	$196.6	$123.6	$281.0	-30.0%
Commercial Aircraft	223.9	326.2	326.2	-31.4%
Business Jet	54.3	72.4	72.4	-25.0%
Total	$474.8	$522.2	$679.6	-30.1%

	OPERATING EARNINGS
	Three Months Ended June 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables Management	$35.8	$31.6	$54.1	-33.8%
Commercial Aircraft	31.6	43.6	43.6	-27.5%
Business Jet	6.5	9.1	9.1	-28.6%
Total	$73.9	$84.3	$106.8	-30.8%

Consumables management segment revenues were $196.6 million or 30.0 percent lower than second quarter 2008 proforma revenues of $281.0 million.  The significant decline in consumables management segment revenues in the current period was due to a global destocking of consumables by airlines, MROs, and aerospace manufacturers.  Consumables management segment operating earnings, which include $6.0 million of AIT costs, were $35.8 million.  Second quarter 2009 adjusted operating earnings, which exclude AIT costs, were $41.8 million or 21.3 percent of sales as compared with second quarter 2008 proforma operating earnings of $54.1 million or 19.3 percent of sales.  Second quarter 2009 adjusted operating margin expanded 200 basis points as compared with proforma operating margin in the prior year period, primarily due to lower margins in the HCS business in the prior year period, more efficient purchasing in the current period and initial synergies arising from the HCS acquisition.

Commercial aircraft segment revenues of $223.9 million decreased 31.4 percent reflecting retrofit program push outs, refurbishment deferrals and lower spares revenues.  Second quarter 2009 operating earnings were $31.6 million or 14.1 percent of sales, as compared with second quarter 2008 operating earnings of $43.6 million or 13.4 percent of sales.  Second quarter operating margin increased by 70 basis points as compared with the same period in the prior year, reflecting successful cost reduction activities and improved manufacturing efficiencies.

Business jet segment second quarter revenues of $54.3 million decreased by $18.1 million, or 25.0 percent, and operating earnings decreased by $2.6 million, or 28.6 percent, reflecting the slow down in both business jet deliveries and Super First Class products demand.

SIX-MONTH CONSOLIDATED RESULTS

For the six months ended June 30, 2009, revenues of $998.5 million declined $301.7 million, or 23.2 percent, as compared with proforma revenues in the same period in the prior year.

Adjusted operating earnings, which exclude $9.7 million of AIT costs, were $164.3 million or 16.5 percent of sales, and declined by $35.5 million, or 17.8 percent, as compared with proforma operating earnings in the same period in the prior year.  First half 2009 adjusted operating margin expanded 110 basis points as compared with proforma operating margin in the prior year period.

For the six months ended June 30, 2009, net earnings were $72.6 million or $0.73 per diluted share.

SIX-MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of net sales and operating earnings by segment on an as reported and proforma basis:

	NET SALES
	Six Months Ended June 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables Management	$436.0	$245.6	$550.4	-20.8%
Commercial Aircraft	449.8	604.7	604.7	-25.6%
Business Jet	112.7	145.1	145.1	-22.3%
Total	$998.5	$995.4	$1,300.2	-23.2%

	OPERATING EARNINGS
	Six Months Ended June 30,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables Management	$83.2	$66.9	$105.0	-20.8%
Commercial Aircraft	60.1	75.1	75.1	-20.0%
Business Jet	11.3	19.7	19.7	-42.6%
Total	$154.6	$161.7	$199.8	-22.6%

For the six months ended June 30, 2009, consumables management segment revenues of $436.0 million were 20.8 percent lower than first half 2008 proforma revenues of $550.4 million.  The significant decline in consumables management segment revenues in the current period was due to a global destocking of consumables by airlines, MROs and aerospace manufacturers.  Consumables management segment operating earnings were $83.2 million.  First half 2009 adjusted operating earnings, which exclude $9.7 million of AIT costs, were $92.9 million or 21.3 percent of sales as compared with first half 2008 proforma operating earnings of $105.0 million or 19.1 percent of sales.  First half 2009 adjusted operating margin expanded 220 basis points as compared with proforma operating margin in the prior year period primarily due to lower margins in the HCS business in the prior year period, more efficient purchasing in the current period and initial synergies arising from the HCS acquisition.

For the six months ended June 30, 2009, commercial aircraft segment revenues of $449.8 million decreased 25.6 percent reflecting retrofit program push outs, refurbishment deferrals and lower spares revenues.  First half 2009 operating earnings were $60.1 million or 13.4 percent of sales.  Operating margin increased by 100 basis points as compared with the same period in the prior year, reflecting successful cost reduction activities and improved manufacturing efficiencies.

For the six months ended June 30, 2009, business jet segment revenues of $112.7 million decreased by $32.4 million, or 22.3 percent, and operating earnings decreased by $8.4 million, or 42.6 percent, reflecting the negative effect of reduced operating leverage and a lower level of business jet product revenues as compared with the prior year period.

LIQUIDITY AND BALANCE SHEET METRICS

For the second quarter the company generated free cash flow of $28.5 million as a result of cash flow provided by operating activities of $34.0 million less capital expenditures of $5.5 million.  The free cash flow conversion rate was 82.1 percent.

As of June 30, 2009, cash and cash equivalents were $146.4 million, an increase of $31.1 million as compared with the end of the first quarter of 2009.  Net debt was $973.6 million, which represents total debt of $1,120.0 million less cash and cash equivalents of $146.4 million.  The company’s net debt-to-net-capital ratio was 41.6 percent.  Working capital as of June 30, 2009 was $1,253.7 million, an increase of $80.0 million as compared with working capital as of December 31, 2008.  There were no borrowings outstanding on the company’s $350 million revolving credit facility and the company has no debt maturities until 2014.

BOOKINGS AND ORDERS

Bookings during the second quarter of 2009 were approximately $400 million, a book-to-bill ratio of approximately 0.85 to 1.  Backlog at the end of the quarter was approximately $2.75 billion, an increase of approximately 15 percent as compared with the company’s June 30, 2008 backlog.

Mr. Khoury commented, “The recession continues to discourage high-yield business traffic, forcing carriers to discount heavily to fill planes with leisure travelers.  June passenger revenue was down 26 percent on 7 percent fewer passengers paying nearly 21 percent less per ticket than a year earlier, according to the Air Transport Association trade group.  In addition to lower demand for air travel, oil prices have remained volatile and have increased significantly during the second quarter. Lower demand for air travel, a disproportionate reduction in premium travel, and rising oil prices have negatively impacted our global airline customers’ yields.  These conditions will likely continue to impede bookings activity during 2009.”

Mr. Khoury continued, “While the near-term prospects for major new-buy or retrofit programs appears to be at trough levels, we are pleased with the success of our strategic “OEM direct”, or supplier furnished equipment (SFE) focus.  During the second quarter, we announced that Boeing selected the B/E Aerospace digital light-emitting-diode (LED) lighting system for the new Boeing "Sky Interior" for the B737.  This B/E Aerospace SFE system will become standard equipment on all B737 aircraft beginning in the second half of 2010.  In addition, our technologically advanced vacuum waste systems have been selected by a number of major business jet manufacturers for four next generation aircraft platforms.  These successes as well as awards for our next generation galley systems for the A350 XWB, our patented passenger oxygen system for the A350 XWB, and our oxygen/PSU award for the B787 substantially increase our revenue content per aircraft on these important new aircraft types.  The value of the long-term unbooked SFE program awards, which we have won, totals over $2.3 billion.  Our backlog of $2.75 billion along with unbooked SFE awards is in excess of $5 billion.  As we deliver products from our $5 billion plus backlog (booked and unbooked), we expect to substantially add to our current $7.3 billion installed base, which in turn should facilitate growth in our spares business over time.”

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “Current global economic conditions have depressed global air travel and resulted in lower yields for the airline industry; however, we are beginning to see some signs of stabilization in our markets, albeit at a much lower level.  While it appears that inventory destocking has run its course in North America, this is not the case in Europe, Asia and the Middle East which we believe still have approximately one quarter to go before their excess stocks will have been depleted.  Overall demand for spares and consumables is expected to improve during 2010.”

“Despite the current environment we believe that we have positioned the company well for the downturn.  We have responded quickly and decisively to reduce our cost structure and we continue to expect to be able to maintain operating margins, driven by the consumables management and commercial aircraft segments.  Our balance sheet is healthy and we have no debt maturities until 2014.”

“We believe that our strategic business decision to alter our business mix so that more than half of our business is related to consumables and spares demand, along with our strategic focus on SFE programs will have a profound impact on our business in the future.  We continue to believe that 2009 will be the trough year for B/E Aerospace bookings, backlog and earnings.  We further expect order rates for consumables and commercial aircraft spares to improve during 2010.  Between now and the end of 2010,  we expect a strengthening in orders and an expansion of our backlog due to the conversion of SFE program awards, which we have already won, to purchase orders.  In addition, a number of airlines are in the process of final selections for their cabin interiors for their new-buy aircraft, including B787, B777 and A330.  These orders, along with an expected improvement in retrofit awards consistent with the pickup in retrofit request for proposal activity, are expected to drive revenue growth in 2011 and beyond,” concluded Mr. Khoury.

The company’s financial guidance is as follows:

•	2009 revenues are expected to be approximately $1.9 billion.
•	2009 net earnings per diluted share are expected to be approximately $1.40 per diluted share.
•
The company expects a book-to-bill ratio below one and a decrease in backlog during 2009, but expects an expansion in orders and backlog beginning in 2010 due to an expected improvement in demand for consumables and spares, the conversion of unbooked SFE awards to bookings and expected new retrofit orders.

•	The company expects quarterly revenues and earnings to remain approximately flat for the balance of 2009.
•
The company expects to continue to generate positive free cash flow for the balance of the year, and to end the year with approximately $200 million of cash.  The company plans to use approximately $100 million of this amount for debt reduction.

•
Revenues are expected to be approximately 5 percent lower in 2010 than in 2009, primarily due to the lower level of bookings in 2009, a further significant deterioration in the business jet segment in 2010 and a lower level of new commercial aircraft deliveries in 2010.  The company, nevertheless, currently expects approximately flat 2010 earnings per diluted share on the lower sales due to improved margins.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	June 30,	June 30,
	2009	2008
Net sales	$474.8	$522.2
Cost of sales	309.5	342.4
Selling, general and administrative	68.1	61.7
Research, development and engineering	23.3	33.8
Operating earnings	73.9	84.3
Operating margin	15.6%	16.1%
Interest expense, net	22.5	2.3
Earnings before income taxes	51.4	82.0
Income tax expense	16.7	28.1
Net Earnings	$34.7	$53.9

Net Earnings per Common Share
Basic	$0.35	$0.59
Diluted	$0.35	$0.59
Common shares:
Basic weighted average	98.3	91.6
Diluted weighted average	99.1	92.1

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	SIX MONTHS ENDED
	June 30,	June 30,
	2009	2008
Net sales	$998.5	$995.4
Cost of sales	656.5	646.5
Selling, general and administrative	140.1	118.0
Research, development and engineering	47.3	69.2
Operating earnings	154.6	161.7
Operating margin	15.5%	16.2%
Interest expense, net	45.0	5.1
Earnings before income taxes	109.6	156.6
Income tax expense	37.0	54.2
Net Earnings	$72.6	$102.4

Net Earnings per Common Share
Basic	$0.74	$1.12
Diluted	$0.73	$1.11
Common shares:
Basic weighted average	98.3	91.6
Diluted weighted average	98.9	92.0

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	June 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$146.4	$168.1
Accounts receivable, net	251.3	271.4
Inventories, net	1,305.4	1,197.0
Deferred income taxes	3.7	22.1
Other current assets	14.7	24.8
Total current assets	1,721.5	1,683.4
Long-term assets	1,260.7	1,246.7
	$2,982.2	$2,930.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$467.8	$509.7
Long-term liabilities	1,149.0	1,153.9
Total stockholders' equity	1,365.4	1,266.5
	$2,982.2	$2,930.1

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	SIX MONTHS ENDED
	June 30,	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$72.6	$102.4
Adjustments to reconcile net earnings to net cash flows (used in)
provided by operating activities:
Depreciation and amortization	24.1	18.0
Provision for doubtful accounts	0.6	0.8
Non-cash compensation	11.5	7.2
Loss on disposal of property and equipment	1.8	--
Deferred income taxes	26.4	49.4
Changes in operating assets and liabilities:
Accounts receivable	24.3	(78.1)
Inventories	(130.6)	(94.6)
Other current assets and other assets	20.9	(7.5)
Payables, accruals and other liabilities	(57.1)	13.6
Net cash flows (used in) provided by operating activities	(5.5)	11.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15.5)	(13.3)
Other, net	(0.4)	(0.1)
Net cash flows used in investing activities	(15.9)	(13.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	1.6	1.4
Principal payments on long-term debt	(3.2)	(0.3)
Debt orgination and prepayment costs	--	(7.8)
Borrowings on line of credit	--	40.0
Repayments on line of credit	--	(40.0)
Net cash flows used in financing activities	(1.6)	(6.7)

Effect of foreign exchange rate changes on cash and cash equivalents	1.3	2.3

Net decrease in cash and cash equivalents	(21.7)	6.6

Cash and cash equivalents, beginning of period	168.1	81.6

Cash and cash equivalents, end of period	$146.4	$75.0

B/E Aerospace, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “adjusted operating earnings” and “adjusted operating margin” on a consolidated basis and for the consumables management segment, “adjusted net earnings” and “adjusted net earnings per diluted share,” which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.  We define “adjusted operating earnings” as operating earnings reported under GAAP less acquisition, integration and transition (AIT) costs related to our acquisition of Honeywell’s Consumables Solutions distribution business (HCS).  We define “adjusted operating earnings,” “adjusted net earnings” and “adjusted net earnings per diluted share” as operating earnings, net earnings and net earnings per diluted share, respectively, reported under GAAP less AIT costs.  We define “adjusted operating margin” as the ratio of adjusted operating earnings to net sales, expressed as a percentage.  The company incurred $6.0 million and $9.7 million of AIT costs relating to the HCS acquisition in the second quarter of 2009 and for the first six months of 2009, respectively.

We use adjusted net earnings, adjusted net earnings per diluted share and adjusted operating earnings to evaluate and assess the operational strength and performance of our business.  We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s operating performance that were not affected by the acquisition, integration and transition costs associated with the HCS acquisition.  These financial measures should not be viewed as a substitute for, or superior to, net earnings per diluted share or operating earnings, both on a consolidated and on a segment basis, the most comparable GAAP measures, as a measure of the company’s operating performance.

In addition, this release includes the financial measure "free cash flow," which is also a non-GAAP financial measure.  We define "free cash flow" as net cash flows provided by operating activities less capital expenditures. We use free cash flow to provide investors with an additional perspective on the company's cash flows provided by operating activities after taking into account reinvestments. Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  This release also includes the financial measure “free cash flow conversion rate”, which we define as our free cash flow expressed as a percentage of net earnings.  We use free cash flow conversion rate to provide investors with a measurement of our ability to convert our earnings into free cash flow.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile (i) net earnings and net earnings per diluted share, the most directly comparable GAAP measures, to adjusted net earnings and adjusted net earnings per fully diluted share, respectively, (ii) consolidated and consumables management segment operating earnings, the most directly comparable GAAP measure, to adjusted operating earnings on consolidated basis and on a consumables management segment basis and (iii) net cash flow provided by operating activities, the most directly comparable GAAP measure, to free cash flow.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS
(In Millions, Except Per Share Data)
	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2009	2009
Net earnings, as reported	$34.7	$72.6
Acquisition, integration and transition costs	6.0	9.7
Income taxes on acquisition, integration and transition costs	(2.0)	(3.3)
(32.5% & 33.8% effective tax rate for three & six months, respectfully)
Adjusted net earnings	$38.7	$79.0

Adjusted net earnings per diluted share	$0.39	$0.80

Net earnings per diluted share, as reported	$0.35	$0.73

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2009	2009
Operating earnings, as reported	$73.9	$154.6
Acquisition, integration and transition costs	6.0	9.7
Adjusted operating earnings	$79.9	$164.3

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2009	2009
Operating earnings, as reported	$35.8	$83.2
Acquisition, integration and transition costs	6.0	9.7
Adjusted operating earnings	$41.8	$92.9

RECONCILIATION OF NET CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(In Millions)
Three Months Ended
June 30,
2009
Net cash flow provided by operating actives	$34.0
Less: capital expenditures	(5.5)
Free cash flow	$28.5